PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Announces Appointment of New Trustee for Funds

WHEATON, IL – (BUSINESS WIRE) – October 20, 2021 – The exchange traded funds, closed-end funds, mutual funds and variable insurance funds (collectively, the “Funds”) advised by First Trust Advisors L.P. (“FTA”) announced the appointment of Denise M. Keefe as a Trustee of each of the Funds, effective November 1, 2021.

Ms. Keefe is Executive Vice President of Advocate Aurora Health and President of Advocate Aurora Continuing Health Division (together, “Advocate”), one of the largest integrated healthcare systems in the U.S. serving Illinois and Wisconsin. Ms. Keefe has been employed by Advocate since 1993 and is responsible for the Continuing Health Division’s strategic direction, fiscal management, business development, revenue enhancement, operational efficiencies, and human resource management of 4,000 employees. Ms. Keefe also currently serves on the boards of several organizations within the Advocate Aurora Continuing Health Division and other health care organizations, including RML Long Term Acute Care Hospitals (since 2014) and Senior Helpers (since 2021). Prior thereto, Ms. Keefe was Corporate Vice President, Marketing and Business Development for the Visiting Nurse Association of Chicago (1989 – 1992) and a former Board Member of Sherman West Court Skilled Nursing Facility.

The appointment is applicable to all First Trust exchange-traded funds, mutual funds and variable insurance funds, each of which are included in the following trusts: First Trust Series Fund, First Trust Variable Insurance Trust, First Trust Exchange-Traded Fund, First Trust Exchange-Traded Fund II, First Trust Exchange-Traded Fund III, First Trust Exchange-Traded Fund IV, First Trust Exchange-Traded Fund V, First Trust Exchange-Traded Fund VI, First Trust Exchange-Traded Fund VII, First Trust Exchange-Traded Fund VIII, First Trust Exchange-Traded AlphaDEX® Fund and First Trust Exchange-Traded AlphaDEX® Fund II.

In connection with the closed-end funds advised by FTA, Ms. Keefe has been appointed as a Class I Trustee of the Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First Trust Energy Income and Growth Fund, First Trust Enhanced Equity Income Fund, First Trust/Aberdeen Global Opportunity Income Fund, First Trust Mortgage Income Fund, First Trust/Aberdeen Emerging Opportunity Fund, First Trust Specialty Finance and Financial Opportunities Fund, First Trust High Income Long/Short Fund, First Trust Energy Infrastructure Fund, First Trust MLP and Energy Income Fund, First Trust Intermediate Duration Preferred & Income Fund, First Trust New Opportunities MLP & Energy Fund and First Trust Dynamic Europe Equity Income Fund and a Class II Trustee of the First Trust Senior Floating Rate Income Fund II, First Trust Senior Floating Rate 2022 Target Term Fund and First Trust High Yield Opportunities 2027 Term Fund.

Ms. Keefe has also been appointed as a member of the Audit Committee, the Valuation Committee and the Nominating and Governance Committee for each of the Funds.

FTA is a federally registered investment advisor and serves as the Fund’s investment advisor. FTA and its affiliate, First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $207 billion as of September 30, 2021 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separately managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

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First Trust Advisors L.P.

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